Exhibit 3

JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, The Coca-Cola Company ("TCCC") and Atlantic Industries ("Atlantic") agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any amendments thereto) with respect to the shares of Common Stock of Keurig Green Mountain, Inc. (formerly known as Green Mountain Coffee Roasters, Inc.), and further agree that this Joint Filing Agreement (the "Agreement") be included as an exhibit to such joint filing.

         The undersigned, being duly authorized, hereby execute this Agreement this 10th day of March, 2014.

THE COCA-COLA COMPANY

By:	/s/ Gary P. Fayard
	Name:	Gary P. Fayard
	Title:	Executive Vice President and Chief Financial Officer

ATLANTIC INDUSTRIES

By:	/s/ Gary P. Fayard
	Name:	Gary P. Fayard
	Title:	President and Director